Marsh & McLennan Companies, Inc. 1166 Avenue of the Americas New York, New York 10036-2774 212 345 5000 www.mmc.com

Exhibit 99.1
NEWS RELEASE

MARSH & McLENNAN COMPANIES REPORTS FOURTH QUARTER 2012 RESULTS

GAAP EPS Increases to $.47 for the Fourth Quarter and $2.13 for the Year
Adjusted EPS Grows 13% to $.52 for the Fourth Quarter and 21% to $2.15 for the Year
 Excellent Full-Year Results Reflect Growth Across All Operating Companies

NEW YORK, February 12, 2013 - Marsh & McLennan Companies, Inc. (NYSE: MMC), a global professional services firm providing advice and solutions in risk, strategy and human capital, today reported financial results for the fourth quarter and year ended December 31, 2012.

Dan Glaser, President and CEO, said: “We are pleased with Marsh & McLennan Companies' performance. Adjusted operating income rose 10% in the fourth quarter. For the third consecutive year, both Risk and Insurance Services and Consulting achieved double-digit growth in adjusted operating income, contributing to overall growth of 12%.

“Marsh's results in 2012 were excellent. Underlying revenue grew 5%. This performance was driven by growth in new business and continued high client revenue retention rates. Guy Carpenter's underlying revenue growth of 6% marked its highest increase in several years. In Consulting, both Mercer and Oliver Wyman contributed to the segment's growth in revenue and profitability in 2012.

“We look forward to the next chapter in our journey to become one of the world's elite enterprises. We will strive to provide outstanding, innovative services to clients, make Marsh & McLennan Companies a great place to work for our colleagues and deliver long-term profitable growth for shareholders,” concluded Mr. Glaser.

Consolidated Results
Consolidated revenue in the fourth quarter of 2012 was $3 billion, an increase of 3% on both a reported and underlying basis compared with the fourth quarter of 2011. Underlying revenue measures the change in revenue using consistent currency exchange rates, excluding the impact of certain items such as acquisitions, dispositions and transfers among businesses. Operating income rose 4% to $406 million, compared with $391 million in the prior year period. Adjusted operating income, which excludes noteworthy items as presented in the attached supplemental schedules, rose 10% in the fourth quarter to $450 million.

Income from continuing operations was $265 million, or $.47 per share, in the fourth quarter. This compares with $244 million, or $.44 per share, in the fourth quarter of 2011. Net income was $259 million, compared with $256 million in the fourth quarter of 2011. Adjusted earnings per share in the quarter was $.52, an increase of 13% from $.46 in the fourth quarter of 2011.

For the full year 2012, revenue increased 3% to $11.9 billion, or 4% on an underlying basis. Operating income rose 12% to $1.8 billion, compared with $1.6 billion in the prior year. Adjusted operating income also grew 12%, to $1.9 billion. Income from continuing operations was $1.2 billion, or $2.13 per share, compared with $982 million, or $1.73 per share, in 2011. Adjusted earnings per share for 2012 increased 21% to $2.15, or 16% excluding the impact of $72 million of expense from the early extinguishment of debt in 2011.

Risk and Insurance Services
Risk and Insurance Services revenue increased 3% to $1.6 billion in the fourth quarter of 2012. Operating income increased 6% to $322 million, compared with $304 million. Adjusted operating income in the quarter increased 8% to $312 million from $290 million. For the year, Risk and Insurance Services revenue was $6.6 billion, an increase of 4% from the prior year, or 5% on an underlying basis. Adjusted operating income rose 12% to $1.3 billion from $1.2 billion.

Marsh's revenue in the fourth quarter of 2012 was $1.4 billion, an increase of 4%, or 3% on an underlying basis. International operations had underlying revenue growth of 5% in the fourth quarter, reflecting growth of 13% in Latin America and 3% in both EMEA and Asia Pacific. In the United States/Canada division, underlying revenue was flat. For the year, Marsh's revenue was $5.5 billion, an increase of 5% on both a reported and underlying basis. Guy Carpenter's fourth quarter revenue was $198 million, an increase of 3% on both a reported and underlying basis from the fourth quarter of 2011. For the year, Guy Carpenter's revenue was $1.1 billion, an increase of 4%, or 6% on an underlying basis.

Consulting
Consulting segment revenue was $1.4 billion in the fourth quarter, an increase of 3% on both a reported and underlying basis from the fourth quarter of 2011. Operating income was $128 million in the fourth quarter, compared with $147 million in the prior year, and adjusted operating income was $179 million, an increase of 8% from $166 million. For the year, segment revenue increased 2% from the prior year period to $5.4 billion, or 4% on an underlying basis. Adjusted operating income rose 14% to $707 million, compared with $619 million in 2011.

Mercer's revenue increased 7% to $1 billion in the fourth quarter of 2012, an increase of 6% on an underlying basis. Investments, with revenue of $133 million, had underlying revenue growth of 10%; Health & Benefits, with revenue of $247 million, rose 9%; Outsourcing, with revenue of $187 million, increased 8%; Retirement, with revenue of $269 million, was up 3%; and Talent, Rewards & Communications, with revenue of $168 million, was unchanged from the fourth quarter of 2011. For the year, Mercer's revenue was $3.9 billion, an increase of 4% on both a reported and underlying basis. Oliver Wyman's revenue was $378 million in the fourth quarter of 2012, or a decrease of 3% on an underlying basis. For the year, revenue was $1.5 billion, or an increase of 3% on an underlying basis.

Other Items
The Company had investment income of $4 million in the fourth quarter of 2012, compared with an investment loss of $4 million in the fourth quarter of 2011. At the end of 2012, cash and cash equivalents was $2.3 billion, compared with $2.1 billion at the end of 2011. Net debt, which is total debt less cash and cash equivalents, was $617 million, compared with $815 million at the end of 2011. In the fourth quarter, the Company repurchased 1.4 million shares of its common stock for $50 million.

Conference Call
A conference call to discuss fourth quarter 2012 results will be held today at 8:30 a.m. Eastern time. To participate in the teleconference, please dial +1 888 296 4206. Callers from outside the United States should dial +1 719 325 4827. The access code for both numbers is 8107749. The live audio webcast may be accessed at www.mmc.com. A replay of the webcast will be available approximately two hours after the event.

About Marsh & McLennan Companies

Marsh & McLennan Companies (NYSE: MMC) is a global team of professional services companies offering clients advice and solutions in the areas of risk, strategy, and human capital. Marsh is a global leader in insurance broking and risk management; Guy Carpenter is a global leader in providing risk and reinsurance intermediary services; Mercer is a global leader in talent, health, retirement, and investment consulting; and Oliver Wyman is a global leader in management consulting. Marsh & McLennan Companies' over 53,000 colleagues worldwide provide analysis, advice and transactional capabilities to clients in more than 100 countries. The Company prides itself on being a responsible corporate citizen and making a positive impact in the communities in which it operates. Visit www.mmc.com for more information.

This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management's current views concerning future events or results, use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “future,” “intend,” “plan,” “project” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, we may use forward-looking statements when addressing topics such as: the outcome of contingencies; the expected impact of acquisitions and dispositions; pension obligations; market and industry conditions; the impact of foreign currency exchange rates; our effective tax rates; the impact of competition; changes in our business strategies and methods of generating revenue; the development and performance of our services and products; changes in the composition or level of our revenues; our cost structure, dividend policy, cash flow and liquidity; future actions by regulators; and the impact of changes in accounting rules.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include, among other things:

▪	our exposure to potential liabilities arising from errors and omissions claims against us, particularly in our Marsh and Mercer businesses in the U.S. and the U.K.;

▪	our ability to make strategic acquisitions and dispositions and to integrate, and realize expected synergies, savings or strategic benefits from the businesses we acquire;

▪	changes in the funded status of our global defined benefit pension plans and the impact of any increased pension funding resulting from those changes;

▪
the impact of any regional, national or global political, economic, regulatory or market conditions on our results of operations and financial condition, including the European debt crisis and market perceptions concerning the stability of the Euro;

▪	the impact of changes in interest rates and deterioration of counterparty credit quality on our results related to our cash balances and investment portfolios, including corporate and fiduciary funds;

▪	the impact on our net income caused by fluctuations in foreign currency exchange rates;

▪	the impact on our net income or cash flows and our effective tax rate in a particular period caused by settled tax audits and expired statutes of limitation;

▪	the extent to which we retain existing clients and attract new business, and our ability to incentivize and retain key employees;

▪
our exposure to potential criminal sanctions or civil remedies if we fail to comply with foreign and U.S. laws and regulations that are applicable to our international operations, including trade sanctions laws such as the Iran Threat Reduction and Syria Human Rights Act of 2012, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the UK Bribery Act 2010, local laws prohibiting corrupt payments to government officials, as well as import and export restrictions;

▪
the impact of competition, including with respect to our geographic reach, the sophistication and quality of our services, our pricing relative to competitors, our customers' option to self-insure or utilize internal resources instead of consultants, and our corporate tax rates relative to our competitors;

▪	the potential impact of rating agency actions on our cost of financing and ability to borrow, as well as on our operating costs and competitive position;

▪	our ability to successfully recover should we experience a disaster or other business continuity problem;

▪	our ability to maintain adequate physical, technical and administrative safeguards to protect the security of our data;

▪	changes in applicable tax or accounting requirements; and

▪
potential income statement effects from the application of FASB's ASC Topic No. 740 (“Income Taxes”) regarding accounting treatment of uncertain tax benefits and valuation allowances, including the effect of any subsequent adjustments to the estimates we use in applying this accounting standard.

The factors identified above are not exhaustive. Marsh & McLennan Companies and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, we caution readers not to place undue reliance on the above forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made. Further information concerning Marsh & McLennan Companies and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in the Company's filings with the Securities and Exchange Commission, including the “Risk Factors” section of our most recently filed Annual Report on Form 10-K.

Marsh & McLennan Companies, Inc.
Consolidated Statements of Income
(In millions, except per share figures)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Revenue	$3,002	$2,908	$11,924	$11,526
Expense:
Compensation and Benefits	1,802	1,767	7,134	6,969
Other Operating Expenses	794	750	2,961	2,919
Operating Expenses	2,596	2,517	10,095	9,888
Operating Income	406	391	1,829	1,638
Interest Income	6	7	24	28
Interest Expense	(46)	(50)	(181)	(199)
Cost of Early Extinguishment of Debt	—	—	—	(72)
Investment Income (Loss)	4	(4)	24	9
Income Before Income Taxes	370	344	1,696	1,404
Income Tax Expense	105	100	492	422
Income from Continuing Operations	265	244	1,204	982
Discontinued Operations, Net of Tax	(2)	16	(3)	33
Net Income Before Non-Controlling Interests	263	260	1,201	1,015
Less: Net Income Attributable to Non-Controlling Interest	4	4	25	22
Net Income Attributable to the Company	$259	$256	$1,176	$993
Basic Net Income Per Share
- Continuing Operations	$0.48	$0.44	$2.16	$1.76
- Net Income Attributable to the Company	$0.48	$0.47	$2.16	$1.82
Diluted Net Income Per Share
- Continuing Operations	$0.47	$0.44	$2.13	$1.73
- Net Income Attributable to the Company	$0.47	$0.46	$2.13	$1.79
Average Number of Shares Outstanding - Basic	545	538	544	542
- Diluted	554	548	552	551
Shares Outstanding at 12/31	545	539	545	539

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Three Months Ended
(Millions) (Unaudited)

				Components of Revenue Change*
	Three Months Ended December 31,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2012	2011
Risk and Insurance Services
Marsh	$1,420	$1,368	4%	(1)%	2%	3%
Guy Carpenter	198	193	3%	—%	(1)%	3%
Subtotal	1,618	1,561	4%	(1)%	2%	3%
Fiduciary Interest Income	8	11
Total Risk and Insurance Services	1,626	1,572	3%	(1)%	2%	2%
Consulting
Mercer	1,004	940	7%	—%	1%	6%
Oliver Wyman Group	378	406	(7)%	(1)%	(3)%	(3)%
Total Consulting	1,382	1,346	3%	—%	—%	3%
Corporate / Eliminations	(6)	(10)
Total Revenue	$3,002	$2,908	3%	—%	1%	3%

Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Three Months Ended December 31,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2012	2011
Marsh:
EMEA	$452	$433	5%	(1)%	3%	3%
Asia Pacific	168	160	4%	1%	—%	3%
Latin America	111	106	5%	(8)%	—%	13%
Total International	731	699	5%	(2)%	2%	5%
U.S. / Canada	689	669	3%	—%	2%	—%
Total Marsh	$1,420	$1,368	4%	(1)%	2%	3%
Mercer:
Retirement	$269	$258	4%	(1)%	2%	3%
Health and Benefits	247	223	11%	—%	2%	9%
Talent, Rewards & Communications	168	159	5%	(1)%	5%	—%
Outsourcing	187	183	2%	1%	(7)%	8%
Investments	133	117	14%	1%	3%	10%
Total Mercer	$1,004	$940	7%	—%	1%	6%

Notes
Underlying revenue measures the change in revenue using consistent currency exchange rates, excluding the impact of certain items such as: acquisitions, dispositions and transfers among businesses.

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Twelve Months Ended
(Millions) (Unaudited)

				Components of Revenue Change*
	Twelve Months Ended December 31,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2012	2011
Risk and Insurance Services
Marsh	$5,463	$5,213	5%	(2)%	2%	5%
Guy Carpenter	1,079	1,041	4%	(1)%	(1)%	6%
Subtotal	6,542	6,254	5%	(2)%	2%	5%
Fiduciary Interest Income	39	47
Total Risk and Insurance Services	6,581	6,301	4%	(2)%	2%	5%

Consulting
Mercer	3,916	3,782	4%	(2)%	1%	4%
Oliver Wyman Group	1,466	1,483	(1)%	(2)%	(2)%	3%
Total Consulting	5,382	5,265	2%	(2)%	—%	4%

Corporate / Eliminations	(39)	(40)

Total Revenue	$11,924	$11,526	3%	(2)%	1%	4%

Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Twelve Months Ended December 31,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2012	2011
Marsh:
EMEA	$1,860	$1,796	4%	(5)%	3%	5%
Asia Pacific	656	612	7%	(1)%	—%	7%
Latin America	353	334	6%	(7)%	—%	13%
Total International	2,869	2,742	5%	(4)%	2%	6%
U.S. / Canada	2,594	2,471	5%	—%	2%	3%
Total Marsh	$5,463	$5,213	5%	(2)%	2%	5%

Mercer:
Retirement	$1,066	$1,071	—%	(2)%	1%	1%
Health and Benefits	1,011	940	8%	(2)%	2%	7%
Talent, Rewards & Communications	604	576	5%	(2)%	5%	1%
Outsourcing	721	733	(2)%	—%	(5)%	4%
Investments	514	462	11%	(1)%	4%	8%
Total Mercer	$3,916	$3,782	4%	(2)%	1%	4%

Notes

Underlying revenue measures the change in revenue using consistent currency exchange rates, excluding the impact of certain items such as: acquisitions, dispositions and transfers among businesses.

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Three Months Ended December 31
(Millions) (Unaudited)

The Company presents below certain additional financial measures that are "non-GAAP measures," within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted operating income (loss); adjusted operating margin; and adjusted income, net of tax.

The Company presents these non-GAAP measures to provide investors with additional information to analyze the Company's performance from period to period. Management also uses these measures to assess performance for incentive compensation purposes and to allocate resources in managing the Company's businesses.  However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP.  The Company's non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income (Loss) and Adjusted Operating Margin
Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from the Company's GAAP operating income or (loss).  The following tables identify these noteworthy items and reconcile adjusted operating income (loss) to GAAP operating income or (loss), on a consolidated and segment basis, for the three months ended December 31, 2012 and 2011.  The following tables also present adjusted operating margin, which is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Three Months Ended December 31, 2012
Operating income (loss)	$322	$128	$(44)	$406
Add (deduct) impact of noteworthy items:
Restructuring charges (a)	2	51	4	57
Adjustments to acquisition related accounts (b)	(12)	—	—	(12)
Other	—	—	(1)	(1)
Operating income adjustments	(10)	51	3	44
Adjusted operating income (loss)	$312	$179	$(41)	$450
Operating margin	19.8%	9.3%	N/A	13.5%
Adjusted operating margin	19.2%	13.0%	N/A	15.0%
Three Months Ended December 31, 2011
Operating income (loss)	$304	$147	$(60)	$391
Add (deduct) impact of noteworthy items:
Restructuring charges (a)	—	19	16	35
Adjustments to acquisition related accounts (b)	2	—	—	2
Settlement, legal and regulatory (c)	(16)	—	—	(16)
Other	—	—	(1)	(1)
Operating income adjustments	(14)	19	15	20
Adjusted operating income (loss)	$290	$166	$(45)	$411
Operating margin	19.3%	10.9%	N/A	13.4%
Adjusted operating margin	18.4%	12.3%	N/A	14.1%

(a) Includes severance from restructuring activities and related charges, costs for future rent and other real estate costs, and fees and consulting costs related to recent acquisitions and cost reduction activities, including charges of $16 million in the fourth quarter of 2012 for exit activities related to Mercer's Canadian outsourcing business. The fourth quarter of 2012 and 2011 includes charges of $2 million and $29 million, respectively, for cost reduction activities related to recent acquisitions.

(b) Reflects the change resulting from the re-measurement to fair value each quarter of contingent consideration related to acquisitions.
(c) Reflects settlements of and legal fees arising out of the regulatory actions relating to market service agreements and other issues including indemnification of former employees and legal fees. The three months ended December 31, 2011 includes $17 million of insurance recoveries.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Twelve Months Ended December 31
(Millions) (Unaudited)

The Company presents below certain additional financial measures that are “non-GAAP measures,” within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted operating income (loss); adjusted operating margin; and adjusted income, net of tax.

The Company presents these non-GAAP measures to provide investors with additional information to analyze the Company's performance from period to period. Management also uses these measures to assess performance for incentive compensation purposes and to allocate resources in managing the Company's businesses. However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP. The Company's non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income (Loss) and Adjusted Operating Margin
Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from the Company's GAAP operating income or (loss). The following tables identify these noteworthy items and reconcile adjusted operating income (loss) to GAAP operating income or (loss), on a consolidated and segment basis, for the twelve months ended December 31, 2012 and 2011. The following tables also present adjusted operating margin, which is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Twelve Months Ended December 31, 2012
Operating income (loss)	$1,374	$652	$(197)	$1,829
Add (deduct) impact of noteworthy items:
Restructuring charges (a)	8	58	12	78
Adjustments to acquisition related accounts (b)	(32)	(3)	—	(35)
Other	(2)	—	(6)	(8)
Operating income adjustments	(26)	55	6	35

Adjusted operating income (loss)	$1,348	$707	$(191)	$1,864
Operating margin	20.9%	12.1%	N/A	15.3%
Adjusted operating margin	20.5%	13.2%	N/A	15.6%
Twelve Months Ended December 31, 2011
Operating income (loss)	$1,229	$588	$(179)	$1,638
Add (deduct) impact of noteworthy items:
Restructuring charges (a)	1	31	19	51
Adjustments to acquisition related accounts (b)	(1)	—	—	(1)
Settlement, legal and regulatory (c)	(21)	—	—	(21)
Other	—	—	(7)	(7)
Operating income adjustments	(21)	31	12	22

Adjusted operating income (loss)	$1,208	$619	$(167)	$1,660
Operating margin	19.5%	11.2%	N/A	14.2%
Adjusted operating margin	19.2%	11.8%	N/A	14.4%

(a) Includes severance from restructuring activities and related charges, costs for future rent and other real estate costs, and fees and consulting costs related to recent acquisitions and cost reduction activities, including charges of $16 million in 2012 for exit activities related to Mercer's Canadian outsourcing business. The twelve months of 2012 and 2011 includes charges of $9 million and $5 million, respectively, for cost reduction activities related to recent acquisitions.

(b) Reflects the change resulting from the re-measurement to fair value each quarter of contingent consideration related to acquisitions, net of an $8 million impairment charge of an identifiable intangible asset in 2012.

(c) Reflects settlements of and legal fees arising out of the regulatory actions relating to market service agreements and other issues including indemnification of former employees and legal fees. The twelve months ended December 31, 2011 includes $31 million of insurance recoveries.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Three and Twelve Months Ended December 31
(Millions) (Unaudited)

Adjusted income, net of tax
Adjusted income, net of tax is calculated as: the Company's GAAP income from continuing operations, adjusted to reflect the after-tax impact of the operating income adjustments set forth in the preceding table.  The related adjusted diluted earnings per share as calculated under the two-class method, reflects reductions for the portion of each item attributable to non-controlling interests and participating securities so that the calculation is based only on the amounts attributable to common shareholders.

Reconciliation of the Impact of Non-GAAP Measures on diluted earnings per share - Three and Twelve Months Ended December 31, 2012 and 2011:
		Amount	Diluted EPS
Three Months Ended December 31, 2012
Income from continuing operations		$265
Less: Non-controlling interest, net of tax		4
Amount attributable to participating securities		1
Subtotal		$260	$0.47
Add operating income adjustments	$44
Deduct impact of income taxes	(17)
		27	0.05
Adjusted income, net of tax		$287	$0.52

		Amount	Diluted EPS
Twelve Months Ended December 31, 2012
Income from continuing operations		$1,204
Less: Non-controlling interest, net of tax		25
Amount attributable to participating securities		2
Subtotal		$1,177	$2.13
Add operating income adjustments	$35
Deduct impact of income taxes	(24)
		11	0.02
Adjusted income, net of tax		$1,188	$2.15

		Amount	Diluted EPS
Three Months Ended December 31, 2011
Income from continuing operations		$244
Less: Non-controlling interest, net of tax		4
Amount attributable to participating securities		1
Subtotal		$239	$0.44
Add operating income adjustments	$20
Deduct impact of income taxes	(4)
		16	0.02
Adjusted income, net of tax		$255	$0.46

		Amount	Diluted EPS
Twelve Months Ended December 31, 2011
Income from continuing operations		$982
Less: Non-controlling interest, net of tax		22
Amount attributable to participating securities		6
Subtotal		$954	$1.73
Add operating income adjustments	$22
Deduct impact of income taxes	(3)
		19	0.04
Adjusted income, net of tax		$973	$1.77

The results in the table above are not adjusted for debt extinguishment costs of $72 million, which reduced earnings for the twelve months ended December 31, 2011.

Marsh & McLennan Companies, Inc.
Supplemental Information
(Millions) (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Depreciation and amortization expense	$95	$82	$349	$332
Stock option expense	$3	$5	$26	$21
Capital expenditures	$71	$75	$320	$280

Marsh & McLennan Companies, Inc.
Consolidated Balance Sheets
(Millions) (Unaudited)

	December 31, 2012	December 31, 2011
ASSETS

Current assets:
Cash and cash equivalents	$2,301	$2,113
Net receivables	3,058	2,906
Other current assets	664	629
Total current assets	6,023	5,648

Goodwill and intangible assets	7,261	6,963
Fixed assets, net	809	804
Pension related assets	260	39
Deferred tax assets	1,182	1,205
Other assets	772	795
TOTAL ASSETS	$16,307	$15,454

LIABILITIES AND EQUITY

Current liabilities:
Short-term debt	$260	$260
Accounts payable and accrued liabilities	1,721	2,016
Accrued compensation and employee benefits	1,473	1,400
Accrued income taxes	111	63
Total current liabilities	3,565	3,739

Fiduciary liabilities	3,992	4,082
Less - cash and investments held in a fiduciary capacity	(3,992)	(4,082)
	—	—
Long-term debt	2,658	2,668
Pension, post-retirement and post-employment benefits	2,094	1,655
Liabilities for errors and omissions	460	468
Other liabilities	920	984

Total equity	6,610	5,940

TOTAL LIABILITIES AND EQUITY	$16,307	$15,454